EXHIBIT 15

                          PROPOSED PLAN OF DISTRIBUTION


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                              WRL SERIES FUND, INC.

                                    PROPOSED
                        PLAN OF DISTRIBUTION PURSUANT TO
               RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

    WHEREAS, WRL Series Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company; and

    WHEREAS, the Fund currently offers its shares of the Portfolios of the Fund (the "Portfolios") for sale to separate accounts established by insurance companies to fund the benefits under certain individual variable life insurance policies and individual and group variable annuity contracts (collectively, the "Separate Accounts"), and may distribute its shares to other offerees in the future. The Separate Accounts may or may not be registered with the Securities and Exchange Commission; and

    WHEREAS, the Fund desires to adopt a Plan of Distribution (the "Plan") pursuant to Rule 12b-1 under the 1940 Act applicable to the shares of the Portfolios during the continuous offering of such shares; and

    WHEREAS, the Fund's board of directors (the "Board") has, pursuant to and in accordance with Rule 12b-1, exercised reasonable business judgment and observed its fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act in determining that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders;

    NOW THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act with respect to the shares of the Portfolios.

1. For the period commencing with the date on which this Plan shall first become effective and ending on December 31 of that year and for each twelve month period (or portion thereof) thereafter in which this Plan shall continue in effect, the Fund on behalf of the Portfolios, as listed on Schedule A of this Agreement, is authorized to pay to various service providers, as direct payment for expenses incurred in connection with the distribution of a Portfolio's shares, amounts equal to actual expenses associated with distributing such Portfolio's shares, up to a maximum rate of 0.15% on an annualized basis of the average daily net assets. Such fee shall be measured and accrued daily and paid monthly.

2. Expenses permitted to be paid pursuant to this Plan shall include, but not necessarily be limited to, the following:

    (a) the cost for printing and mailing of Fund prospectuses and statements of additional information, and any supplements thereto to potential investors;

    (b) the costs relating to the development and preparation of Fund advertisements, sales literature, and brokers' and other promotional materials describing and/or relating to the Fund;

    (c) expenses incurred in connection with the presentation of seminars and sales meetings describing the Fund attended by sales personnel and potential investors;

    (d) the development of consumer-oriented sales materials describing and/or relating to the Fund; and

    (e) expenses attributable to "distribution-related services" provided to the Fund. "Distribution-related services" includes, but are not limited to: salaries and benefits; office expenses; equipment expenses (I.E., computers, software, office equipment, etc.); training costs; travel

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         costs; printing costs; supply expenses; computer programming time; and
         data center expenses, each as they relate to the promotion of the sale of Fund shares.

3. This Plan shall not take effect with respect to shares of a Portfolio until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio.

4. This Plan, together with any related agreements, shall not take effect until they have been approved, by a vote of the majority of the Fund's Board, including a majority of those members of the Board who are not "interested persons" of the Fund (as defined in the 1940 Act), and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to the Plan (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and such agreements.

5. This Plan shall continue in effect for as long as such continuance is specifically approved at least annually by the Board and Independent Directors in the manner provided in paragraph 4.

6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Fund's Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made, and shall furnish the Board with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination as to whether the Plan should be continued.

7. This Plan may be terminated at any time with respect to a Portfolio by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio.

8. Any agreement related to the Plan, including its implementation, shall be in writing and shall provide:

    (a) that such agreement, with respect to a Portfolio, may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio, on not more than 60 days' written notice to the other party/parties to such agreement; and

    (b) that such agreement shall terminate automatically in the event of its assignment.

9. This Plan may not be amended to increase materially the amount of distribution expenses permitted to be paid by a Portfolio pursuant to paragraphs 1 and 2 without the approval of the shareholders of such Portfolio, and any material amendment to the Plan must be approved by the Board and Independent Directors in the manner provided in paragraph 4.

10. As long as the Plan is in effect, the selection and nomination of those members of the Board who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of such disinterested directors then in office.

11. The Fund will preserve copies of this Plan, and any related agreements and reports, for a period of not less than six years from the date of those documents, the first two years in an easily accessible place.

12. Any provision of this Plan that is invalid, illegal, or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions of this Plan in such jurisdiction, or without rendering that or any other provisions of this Plan invalid, illegal, or unenforceable in any other jurisdiction.

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    IN WITNESS WHEREOF, the Fund has executed this Plan on the day and year set forth below in Largo, Florida.


Dated as of:  January 1, 1997


ATTEST:           WRL SERIES FUND, INC.



__________________________            By: __________________________________
Priscilla I. Hechler                  John R. Kenney
Assistant Vice President              Chairman of the Board and
and Assistant Secretary               President


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                                   Schedule A

                 PARTICIPATING PORTFOLIOS AS OF JANUARY 1, 1997


                                     Growth
                                      Bond
                                     Global
                                  Money Market
                        Short-to-Intermediate Government
                                 Emerging Growth
                                  Equity-Income
                                    Balanced
                                Aggressive Growth
                                     Utility
                            Tactical Asset Allocation
                                  Value Equity
                                 C.A.S.E. Growth
                            C.A.S.E. Growth & Income
                             C.A.S.E. Quality Growth
                         Meridian/INVESCO Global Sector
                           Meridian/INVESCO US Sector
                         Meridian/INVESCO Foreign Sector
                              International Equity
                              U.S. Equity Portfolio



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